UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 6, 2011

TBS INTERNATIONAL PLC

(Exact name of Registrant as Specified in its Charter)

Ireland	001-34599	98-0646151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

Arthur Cox Building

Earlsfort Terrace

Dublin 2, Ireland

(Address of principal executive offices)

+1 353(0) 1 618 0000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 25, 2011, TBS International plc (the “Company”) executed an investment agreement (the “Investment Agreement”) with three significant shareholders who are also members of management (collectively, the “Investors”):  Joseph Royce (the Company’s President and Chief Executive Officer and the Chairman of the Board), Gregg McNelis (the Company’s Senior Executive Vice President and Chief Operating Officer) and Lawrence Blatte (the Company’s Senior Executive Vice President).  Under the Investment Agreement, the Company agreed to sell, and the Investors agreed to purchase, an aggregate of 30,000 Series B Preference Shares at $100 per share immediately and up to an additional aggregate of 70,000 Series B Preference Shares at $100 per share.  The Company also agreed to conduct a rights offering pursuant to which the Company’s ordinary shareholders would be entitled to receive subscription rights for the purchase of Series A Preference Shares with the same terms and conditions as the Series B Preference Shares issued to the Investors.  The Investment Agreement provided that the Investors’ commitment to purchase up to 70,000 additional Series B Preference Shares would be reduced, share for share, by the number of Series A Preference Shares issued in connection with the rights offering and to the extent the significant shareholders were required to purchase Series B Preference Shares from the Company prior to the closing of the rights offering in connection with the Company’s liquidity needs.

The initial conversion price applicable to the Series A preference shares was established in January 2011 at 25 shares, equivalent to $4.00 per share.  Since that time, the market price of the Class A ordinary shares has declined from approximately $3.50 per share to $1.70 per share.  On May 6, 2011, the Company’s board of directors concluded that it would be desirable to decrease the initial conversion price to 50 shares, equivalent to $2.00 per share in order to increase the likelihood of a successful rights offering and, consistent with that determination, the board amended the certificate of designation for the preference shares to decrease the initial conversion price from $4.00 to $2.00 by increasing the conversion rate for the Series A Preference Shares from 25.0 to 50.0 Class A ordinary shares per preference share.

On May 10, 2011, the Company and the Investors entered an Amendment No. 1 to the Investment Agreement.  The amendment replaces the significant shareholders’ prior commitment to purchase up to 70,000 Series B Preference Shares (reduced, share for share, by the number of shares issued in the rights offering) with a standby purchase commitment.  Pursuant to their standby purchase commitment, the significant shareholders are obligated to purchase an aggregate of 70,000 Series A Preference Shares from us at $100 per share if subscription rights for the exercise of such number of Series A Preference Shares remain unexercised upon the expiration of the rights offering.  Because each significant shareholder has agreed not to exercise the subscription rights issued with respect to ordinary shares beneficially owned by him, subscription rights for more than 70,000 Series A Preference Shares will expire without being exercised and such 70,000 Series A Preference Shares will be purchased at $100 per share by the significant shareholders as standby purchasers.  The standby purchase commitment will still be reduced, share for share, by the number of Series B Preference Shares the significant shareholders are required to purchase prior to the closing of the rights offering in connection with the Company’s liquidity needs.

Item 3.03.  Material Modification to Rights of Security Holders.

On May 6, 2011, the Company amended the Company’s certificate of designation for the Series A and Series B Preference Shares to increase the initial conversion rate for the Series A Preference Shares from 25.0 to 50.0 Class A ordinary shares per preference share.  All holders of the 30,000 outstanding Series B Preference Shares, acting by unanimous written consent without a meeting, consented to the amendment.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information provided in Item 3.03 is incorporated in this Item 5.03 by reference.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The information provided in Item 3.03 is incorporated into this Item 5.07 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Designation for Series A and Series B Preference Shares.

10.1	Amendment No. 1 to the Investment Agreement, dated as of May 10, 2011, by and among TBS International plc, Joseph Royce, Gregg McNelis and Lawrence Blatte.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL PLC

Date: May 10, 2011	By:	/s/ Ferdinand V. Lepere
		Name:	Ferdinand V. Lepere
		Title:	Senior Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Designation for Series A and Series B Preference Shares.

10.1	Amendment No. 1 to the Investment Agreement, dated as of May 10, 2011, by and among TBS International plc, Joseph Royce, Gregg McNelis and Lawrence Blatte.